CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into this ___ day of March, 2013 between Wm. Chris Mathers (“Consultant”) and Dakota Territory Resource Corp., a Nevada corporation (“Company”), in connection with Consultant serving as the Company’s chief financial officer, for and in consideration of the compensation described herein.

WHEREAS, the Company desires to retain Consultant to serve as Company’s chief financial officer and Consultant is willing to render and provide such service to the Company as its chief financial officer.

THEREFORE, in consideration of the mutual agreements and covenants set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

1.

Engagement of Consultant.  The Company hereby engages and retains Consultant to serve as its chief financial officer and to provide the type of services customarily provided by the chief financial officer to a publicly-traded company including, without limitation, preparation and filing of periodic reports with the Securities and Exchange Commission, preparing Company financial statements, budgets and projections, and coordinating with the Company’s audit firm (the “Consulting Services”), for the period commencing on the date this Agreement is executed by both parties and ending two years thereafter (the “Consulting Period”).

2.

Compensation for Consulting Services.  The Company shall pay to Consultant for the Consulting Services the following:  (i) beginning on the date of this Agreement, Consultant shall receive 100,000 restricted shares of fully-earned Company common stock; (ii) Consultant shall receive an option to purchase 1,000,000 shares of Company common stock in the form attached hereto as Exhibit A; and (iii) cash consideration in the amount of $1,000 per month, increasing to $2,000 per month on September 1, 2013, and to $3,000 per month on March 1, 2014.  Any and all reasonable expenses incurred by Consultant shall be reimbursed by Company, within fifteen (15) days after Consultant presents such expenses for payment; provided, however, that any reimbursable expense exceeding $750 will require prior written approval by the Company.

3.

Relationship.  The Company and the Consultant each acknowledge and agree that the only relationship of the Consultant to the Company created by this Agreement will for all purposes be that of an independent contractor.  Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other.  The Company will have no obligation whatsoever to pay or compensate the Consultant and/or any representative thereof for (i) taxes of any kind whatsoever that arise out of or with respect to any fee, remuneration or compensation provided to the Consultant under this Agreement; or (ii) holding any position with the Company. The Company will not provide benefits to the Consultant and/or any representative thereof relating to (i) sickness or accident, whether or not resulting from the performance by the Consultant of his obligations under this Agreement; (ii) retirement or pension benefits; or (iii) any other benefits provided by the Company or any of the affiliated companies to any of their employees.  Consultant further acknowledges that the consideration agreed to herein is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as income taxes, social security payments or any other payroll taxes.  All such income taxes and other such payments shall be made or provided for by the Consultant and the Company shall have no responsibility or duties regarding such matters.  The Consultant will fully indemnify and hold harmless the Company from and against all assessments, claims, liabilities, costs, expenses and damages that the Company may suffer or incur with respect to any such taxes incurred by Consultant in connection with compensation paid hereunder or the benefits as described above.

Consultant Agreement

4.

Confidentiality.  Consultant acknowledges that the Company will from time to time disclose to Consultant certain materials, information and data relating to the Company's business, and that the confidential information, other than what is publicly known, is confidential and proprietary information and constitutes trade secrets.  Consultant will exercise the same degree of care of the Company's confidential information that it does with its own confidential information and will restrict and confine knowledge of the Company's confidential information to those who require that knowledge for use in the ordinary course and scope of their business with the Company.  Neither the Consultant, nor any agent, servant or employee of the Consultant will make use of the Company's confidential information other than for the furtherance of the Consulting Services being carried out under this Agreement.  Consultant will not use, disclose, divulge or make available the Company’s confidential information to any third party either directly or indirectly in any manner whatsoever without the written consent of the Company.

5.

Nonexclusive Undertakings.  The Company expressly understands and agrees that Consultant shall not be prevented or barred from rendering services of the same nature as or a similar nature to those described in this Agreement, or of any nature whatsoever, for or on behalf of any person, firm, corporation, or entity other than the Company.  Company understands and accepts that Consultant is currently providing consulting services to other private and public companies and will continue to do so during the term of this Agreement.  Company also understands and accepts that Consultant will seek new clients to provide its consulting services to during the term of this Agreement.

6.

Termination of Relationship.  This Agreement shall, unless sooner terminated as provided herein below, continue until for the duration of the Consulting Period as defined in paragraph 1 herein above.  This Agreement shall terminate upon the happening of any one of the following events:

A.

Either Consultant or the Company may terminate this Agreement upon sixty (60) days written notice to the other for any or no reason.

B.

Upon a Change of Control (as defined below).  A “Change in Control” shall occur upon: (A) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity provided, however, that the equity financings shall not constitute a change in control under either (i) or (ii) above, even if persons who were not stockholders of the Company immediately prior to such equity financings own immediately after such equity financings 50% or more of the voting power of the company’s outstanding securities; or (B) the sale, transfer or other disposition of all or substantially all of the Company’s assets. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Consultant Agreement

7.

Miscellaneous.

A.

Notices.  Any notice or other communication required or permitted by any provision of this Agreement shall be in writing and shall be deemed to have been given or served for all purposes if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the parties as follows:

To Consultant:

Wm. Chris Mathers

1715 Church St.

Galveston, TX  77550

To the Company:

Dakota Territory Resource Corp.

10580 North McCarran Boulevard, Building 115-208

Reno, Nevada 89503

B.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties relating to the subject matter of this Agreement and supersedes all prior discussions between the parties.  There are no terms, obligations, covenants, express or implied warranties, representations, statements or conditions other than those set forth in this Agreement.  No variations or modification of this Agreement or waiver of any of its terms or provisions shall be valid unless in writing and signed by both parties.

C.

Amendment.  This Agreement shall not be modified or amended except by written agreement of the parties hereto.

D.

Governing Law and Arbitration.  Each of the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada. Any dispute between the parties hereto with respect to any claim for otherwise arising under this Agreement shall be resolved by binding arbitration in accordance with the following provisions, provided, however, that either party may seek injunctive relief or other equitable relief to preserve the status quo pending arbitration.  If any dispute should arise between us or under this agreement, all claims, disputes, controversies, differences or other matters in question arising out of our relationship to each other shall be resolved by binding arbitration in Las Vegas, Clark County, Nevada, in accordance with the rules for expedited, documents only proceedings of the American Arbitration Association.  This agreement to arbitrate shall be specifically enforceable only in the county of Clark, State of Nevada, and the City of Las Vegas, Nevada.

E.

Counterpart.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement.

F.

Delay; Partial Exercise.  No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

G.

Severability.  Should any part of the Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.  Should any material term of this Agreement be in conflict any laws or regulations, the parties shall in good faith attempt to negotiate a lawful modification of this Agreement which will preserve, to the greatest extent possible, the original expectation of the parties.

Consultant Agreement

IN WITNESS WHEREOF, the undersigned parties hereto have executed this Agreement on the dates set forth below.

DAKOTA TERRITORY RESOURCE GROUP By: _________________________ Name: _________________________ Title: _________________________ Date: _________________________	______________________________ Wm. Chris Mathers

Consultant Agreement